For Immediate Release

Patrick Industries, Inc. Reports Fourth Quarter and Twelve Months 2009
Financial Results

ELKHART, IN – March 17, 2010 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported financial results for the fourth quarter and twelve months ended December 31, 2009.

For the fourth quarter of 2009, Patrick reported net income of $0.9 million or $0.09 per diluted share, compared to a net loss of $69.2 million or $7.59 per diluted share for 2008.  The net loss for 2008 included a non-cash after-tax charge to establish a deferred tax asset valuation allowance of approximately $18.0 million or $1.97 per diluted share.

Fourth quarter 2009 pretax income from continuing operations of $1.0 million included a non-cash credit of approximately $0.5 million related to mark-to-market accounting for common stock warrants issued to the Company’s senior lenders in December 2008, and a net gain on the sale of fixed assets, including the sale of the Company’s Florida facility, of approximately $1.2 million.  The fourth quarter 2008 pretax loss from continuing operations of $72.6 million included non-cash impairment charges related to goodwill, other intangible assets, and certain other long-lived assets of approximately $60.2 million, and the write-down and disposal of slow-moving inventory of approximately $3.8 million.

Income from continuing operations, net of tax, was $1.5 million or $0.15 per diluted share in the fourth quarter of 2009 compared to a loss of $64.1 million or $7.04 per diluted share in 2008.  Fourth quarter 2009 results also included an after-tax loss from discontinued operations of $0.6 million or $0.06 per diluted share associated with an intraperiod tax allocation between continuing and discontinued operations as discussed below.  Fourth quarter 2008 results included an after-tax loss from discontinued operations associated with the divestitures of certain assets and business of the aluminum extrusion operation and American Hardwoods, Inc. (“American Hardwoods”) of approximately $5.0 million or $0.55 per diluted share.

 “The RV industry showed signs of recovery in the fourth quarter of 2009 as wholesale unit shipments increased approximately 76% over the fourth quarter of 2008.  This quarter-over-quarter increase in unit shipment levels represents the first quarter-over-quarter increase since 2006.  The MH industry, on the other hand, continues to be negatively impacted by a lack of financing and depressed economic conditions in the residential housing market as evidenced by its fifteenth consecutive quarter-over-quarter decline in unit shipments.  Our sales performance in the RV industry in the fourth quarter coupled with a reduced overall cost structure put the Company in a position to increase operating income over the prior year even before recognition of the gain on the building sale,” said Todd Cleveland, President and Chief Executive Officer.

For the full year 2009, Patrick reported a net loss of $4.5 million or $0.49 per diluted share, compared to a net loss of $71.5 million or $8.93 per diluted share for 2008.  The net loss for 2008 included an after-tax charge of approximately $18.0 million or $2.24 per diluted share related to the tax valuation allowance mentioned above.

The twelve months 2009 pretax loss from continuing operations of $5.9 million included the impact of a net gain on the sale of fixed assets of approximately $1.2 million, which was partially offset by a non-cash charge of approximately $0.8 million related to accounting for stock warrants as described above.  The twelve months 2008 pretax loss from continuing operations of $76.6 million included non-cash impairment charges related to goodwill, other intangible assets, and certain other long-lived assets of approximately $60.2 million; the write-down and disposal of slow-moving inventory of approximately $4.5 million; restructuring and other acquisition and financing related costs of approximately $1.7 million; and the positive impact of a net gain on the sale of fixed assets, including the sale of one of the Company’s California facilities, of approximately $4.6 million.

The loss from continuing operations, net of tax, was $5.4 million or $0.59 per diluted share in 2009 and $66.7 million or $8.32 per diluted share in 2008.  Twelve months results also included, on an after-tax basis, income from discontinued operations of approximately $0.9 million or $0.10 per diluted share in 2009, and a loss from discontinued operations in 2008 of approximately $4.9 million or $0.61 per diluted share associated with the divestitures of the aluminum extrusion operation and American Hardwoods.

Consolidated Results
General

In the fourth quarter of 2008, the Company made the decision to divest certain non-core operations, which included American Hardwoods and the aluminum extrusion operation.  These operations were classified as held for sale and prior period results were reclassified to discontinued operations to conform to this presentation.  The following discussions of fourth quarter and twelve months operating results compared to the prior year are based on continuing operations.

Income from continuing operations in the fourth quarter of 2009 was positively impacted by a $0.6 million adjustment related to an intraperiod tax allocation between continuing and discontinued operations.  The tax expense reflected in discontinued operations resulted in a like amount of tax benefit applied to continuing operations.  No net tax benefit or tax expense resulted from the tax allocation on a consolidated basis.  The income tax benefit for fourth quarter and twelve months 2008 reflected the establishment in the fourth quarter of 2008 of an $18.0 million deferred tax asset valuation allowance against all of the Company’s deferred tax assets and virtually all state deferred tax assets.  The tax valuation allowance was increased by $1.1 million in 2009 for deferred tax assets net of deferred tax liabilities.

The tax valuation allowance does not impact the Company’s ability to utilize its net operating loss carryforwards to offset taxable earnings in the future.  At December 31, 2009, the Company had a federal net operating loss carryforward of approximately $31.8 million that will not begin to expire before 2027.

Fourth Quarter Commentary

Net sales were $53.4 million in fourth quarter 2009 compared to $55.9 million in 2008.  Net sales during the quarter benefited from an approximate 76% increase in RV wholesale unit shipments, which was partially offset by continued weakness in the MH and residential housing markets.  MH unit shipments were down approximately 27% in the fourth quarter of 2009 compared to the prior year, representing the fifteenth consecutive quarter of declining shipments compared to prior periods.

Operating income for fourth quarter 2009 was $1.9 million compared to an operating loss of $70.9 million in 2008.  Fourth quarter 2008 operating income included non-cash impairment charges and inventory write-downs of approximately $64.0 million, of which $7.3 million negatively impacted gross profit.  Focused reductions in fixed and variable overhead, selling, general and administrative expenses, and warehouse and delivery expenses contributed to the increase in operating income in 2009 compared to the prior year.

Twelve Months Commentary

Net sales were $212.5 million in 2009 compared to $325.2 million in 2008.  Net sales were negatively impacted by the lagging impact of the credit crisis and overall economic uncertainty, restricted credit conditions, and low consumer confidence resulting in reductions in end market demand, particularly during the first three quarters of the year, and reductions in RV and MH retailer and manufacturer inventory levels.  According to industry associations, RV wholesale unit shipments were down approximately 30% for twelve months 2009 compared to the prior year, while MH unit shipments were down approximately 39% for the same period.  The RV and MH markets represent approximately 81% of the Company’s consolidated sales in 2009.

Operating income for twelve months 2009 was $1.3 million compared to an operating loss of $70.2 million in the prior year.  Twelve months 2009 operating income included a $1.2 million pretax gain on the sale of fixed assets.  The twelve months 2008 operating loss included non-cash impairment charges and inventory write-downs of approximately $64.7 million, and $1.7 million of restructuring charges and other acquisition and financing related costs that were partially offset by a $4.6 million pretax gain on the sale of fixed assets.  Focused reductions in fixed and variable overhead, selling, general and administrative expenses, and warehouse and delivery expenses in 2009 helped to offset the decline in gross profit that resulted from lower revenues.

“Throughout the majority of 2009, RV and MH retailers and manufacturers continued to aggressively manage their inventory levels in response to restricted credit conditions and weakening economic trends, which in turn reduced demand and negatively impacted the sale of Patrick’s products.  To keep in line with anticipated demand, the Company continued to take aggressive steps to reduce costs and preserve liquidity,” said Mr. Cleveland.  “In 2009, we proactively explored, initiated and completed a number of necessary cost reduction and efficiency improvement initiatives including the closing and consolidation of facilities, further reducing our workforce, and successfully completing the divestiture of certain non-core businesses including American Hardwoods and the aluminum extrusion operation.  These initiatives were designed to reduce our leverage position, keep operating costs aligned with our revenue base, and keep our overhead structure at a level consistent with our operating needs given current economic conditions,” Cleveland further stated.

Liquidity and Capital Resources

For the full year 2009, the Company paid down approximately $14.5 million in principal on its long-term debt.  The debt payments were funded by the net proceeds from the sales of the American Hardwoods and Florida buildings and the aluminum extrusion operation, and by utilizing cash on hand.  In addition, net proceeds of $3.0 million from the sale of the aluminum extrusion operation and cash on hand were used to reduce borrowings under the Company’s revolving line of credit.

In addition, during the first quarter of 2010, the Company sold its operating facility located in Woodburn, Oregon.  Approximately $4.0 million of the net proceeds from the sale of this facility were used to immediately pay down principal on the Company’s term loan.

“As we navigate through 2010 in anticipation of improving market conditions in the RV industry, we continue to focus our efforts on debt reduction, cash management, revenue expansion and new product development.  The sacrifices made by our team members, the continued support of our banking group, reductions in fixed and variable overhead expenses, available capacity, and production and cost efficiencies gained in the last 24 months, have positioned the Company to increase revenues in all of the markets that we serve upon improvement in the overall economic environment.  We plan to vigorously work to improve our RV and MH unit content and expand our product offerings through the addition of new product lines and the execution of our organizational strategic agenda with a focused “customer first” performance oriented culture,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, interior passage doors, roofing products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

###

Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Dec. 31, 2009 (1)	Dec. 31, 2008	Dec. 31, 2009 (1)	Dec. 31, 2008
NET SALES	$53,387	$55,879	$212,522	$325,151
Cost of goods sold	47,641	58,671	189,643	297,133
Restructuring charges	-	-	-	779
Gross profit (loss)	5,746	(2,792)	22,879	27,239
Operating expenses:
Warehouse and delivery	2,459	3,428	10,248	16,533
Selling, general and administrative	2,463	7,608	12,132	26,859
Goodwill impairment	-	27,374	-	27,374
Intangible assets impairments	-	29,353	-	29,353
Restructuring charges	-	-	-	202
Amortization of intangible assets	90	429	353	1,716
Gain on sale of fixed assets	(1,157)	(31)	(1,201)	(4,566)
Total operating expenses	3,855	68,161	21,532	97,471
OPERATING INCOME (LOSS)	1,891	(70,953)	1,347	(70,232)
Stock warrants revaluation	(523)	-	817	-
Interest expense, net	1,406	1,617	6,442	6,377
Income (loss) from continuing operations before income tax benefit	1,008	(72,570)	(5,912)	(76,609)
Income tax benefit	(469)	(8,458)	(469)	(9,952)
Income (loss) from continuing operations	1,477	(64,112)	(5,443)	(66,657)
Income (loss) from discontinued operations	-	(8,010)	1,486	(7,699)
Income taxes (benefit)	564	(2,964)	564	(2,849)
Income (loss) from discontinued operations, net of tax	(564)	(5,046)	922	(4,850)
NET INCOME (LOSS)	$913	$(69,158)	$(4,521)	$(71,507)

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.16	$(7.04)	$(0.59)	$(8.32)
Discontinued operations	(0.06)	(0.55)	0.10	(0.61)
Net income (loss)	$0.10	$(7.59)	$(0.49)	$(8.93)

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.15	$(7.04)	$(0.59)	$(8.32)
Discontinued operations	(0.06)	(0.55)	0.10	(0.61)
Net income (loss)	$0.09	$(7.59)	$(0.49)	$(8.93)

Weighted average shares outstanding –
Basic	9,270	9,114	9,198	8,009
Diluted	9,805	9,114	9,198	8,009

(1)	Fourth quarter and twelve months 2009 results include the impact of a $0.6 million adjustment related to an intraperiod tax allocation between continuing and discontinued operations.

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31, 2009	Dec. 31, 2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$60	$2,672
Trade receivables, net	12,507	8,290
Inventories	17,485	21,471
Prepaid expenses and other	1,981	2,803
Assets held for sale	4,825	15,816
Total current assets	36,858	51,052

Property, plant and equipment, net	26,433	34,621
Goodwill	2,140	2,140
Intangible assets, net	7,047	7,400
Deferred financing costs, net	1,463	2,270
Other non-current assets	3,096	3,010
TOTAL ASSETS	$77,037	$100,493

CURRENT LIABILITIES
Current maturities of long-term debt	$10,359	$14,741
Short-term borrowings	13,500	18,200
Accounts payable	5,874	5,156
Accrued liabilities	5,275	7,252
Total current liabilities	35,008	45,349

Long-term debt, less current maturities and discount	18,408	27,367
Deferred compensation and other	5,963	5,708
Deferred tax liabilities	1,309	1,309
TOTAL LIABILITIES	60,688	79,733

SHAREHOLDERS’ EQUITY	16,349	20,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,037	$100,493